Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2020  Equity and Cash Incentive Plan of CryoLife, Inc. of our reports dated February 19, 2020, with respect to the consolidated financial statements of CryoLife, Inc. and the effectiveness of internal control over financial reporting of CryoLife, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

August 11, 2020